Exhibit 10.1
                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is executed as of March 4, 2005, but effective for all purposes as of February 21, 2005 (the "Effective Date"), by and between ATA AIRLINES, INC., an Indiana corporation (the "Company") and JOHN DENISON ("Employee").

     In consideration of the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

          1. Employment.

          (a) Employee has been serving as Co-Restructuring Officer of the Company and its parent, ATA Holdings Corp. ("ATAH") since January 20, 2005, and for the period from that start date to February 20, 2005, is to be paid compensation in the amount of $25,000.

          (b) Pursuant to the terms of this Agreement, the Company agrees to employ Employee and Employee agrees to be employed by the Company for a period commencing with the Effective Date and continuing until terminated by either party as provided in this Agreement. The Company and Employee acknowledge and agree that Employee's employment is on an at-will basis, and, accordingly, either the Company or Employee may terminate the employment relationship at any time for any reason, or no reason whatsoever, with or without cause, and without advance notice.

          (c) During Employee's employment hereunder, Employee will serve as Chief Executive Officer of the Company and will continue to serve as Co-Chief Restructuring Officer for the Company and ATAH. The parties acknowledge that Employee's employment will be less than full-time and that Employee will have discretion to select his work days and hours. Employee is generally expected to perform his employment duties at the Company's corporate headquarters in Indianapolis, Indiana. The parties acknowledge that from time to time Employee may perform certain of his employment duties from his residence.

     2. Compensation and Benefits. As remuneration for all services to be rendered by Employee during his employment hereunder from and after the Effective Date, and as consideration for complying with the covenants herein, the Company shall pay and provide to Employee the following:

     2.1. Salary. The Company shall pay Employee a bi-weekly salary of Twelve Thousand One Hundred Fifteen and 39/100 Dollars ( $12,115.39), less all applicable payroll tax withholding and other applicable deductions. Such salary shall be paid to Employee consistent with the customary payroll practices of the Company. Such salary shall be prorated for any work period of less than two (2) weeks.

     2.2. Bonus. Employee shall be eligible to be considered for a discretionary bonus. The bonus will be considered and determined on a discretionary basis by the Board of Directors of the Company (after consultation with the Official Committee of Unsecured Creditors of the Company in its Chapter 11 bankruptcy proceeding and the Company's Debtor-In-Possession Lender, Southwest Airlines Co.) upon the earliest to occur of: (a) the termination of Employee's employment with the Company; (b) a Transaction (as hereinafter defined); or (c) December 31, 2005. For purposes of this Agreement, the term "Transaction" means the consummation of any agreement or series of agreements, or any transaction or series of transactions (which agreements or transactions subsequently close within a reasonable time period thereafter, or a similar transaction closes thereafter with a competitive bidder upon bankruptcy court approval) which in each case include one or more of the following:

          (i) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which ATAH or the Company (collectively, the "ATA Companies") are acquired by, or combined with, any person, group of persons, partnership, corporation or other entity (including, without limitation, existing creditors, employees, affiliates, and/or shareholders) (collectively, a "Purchaser"); or

          (ii) the acquisition, directly or indirectly, by a Purchaser (or by one or more persons acting together as a Purchaser pursuant to a written agreement or otherwise) in a single transaction or series of transactions, of (x) all or a substantial portion of the assets or operations of the ATA Companies (or either of them); or
               (y) all or a significant part of the outstanding or newly-issued shares of any of the ATA Companies' capital stock (or any securities convertible into, or options, warrants or other rights to acquire such capital stock); or

          (iii)closing of any other sale, transfer or assumption of all or a substantial portion of all of the assets, liabilities or stock of the ATA Companies (or either of them); or

          (d) confirmation of a Chapter 11 reorganization plan for ATAH or the Company or both of them.

     If more than one Transaction occurs before either (I) Employee's employment terminates or (II) December 31, 2005, then Employee will be eligible to be considered for a discretionary bonus following each transaction's consummation and at the termination of Employee's employment. Any discretionary bonus that the Board of Directors of the Company may, in its sole discretion, determine to award to Employee shall be paid within thirty (30) days after the date on which such Board determines to award such bonus.

     2.3. Employee Benefits. The Company shall provide to Employee fringe benefits to which senior vice president level officers of the Company are generally entitled, subject to the eligibility requirements and other terms and conditions of such plans; provided, however, Employee and the Company agree that Employee is not entitled to any severance benefits or compensation or any vacation or vacation benefits. Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any employee fringe benefit plan, so long as such changes are similarly applicable to other employees generally.

     3. Reimbursement of Business Expenses and Commuting Costs. The Company shall pay or reimburse Employee for all ordinary and necessary expenses, in a reasonable amount, which Employee incurs in performing his duties under this Agreement. Such expenses shall be paid or reimbursed to Employee consistent with the expense reimbursement policies of the Company in effect from time to time and Employee agrees to abide by any such expense reimbursement policies. It is understood that Employee will be commuting from his residence in Texas to perform the employment duties contemplated in this Agreement. Accordingly, the Company shall reimburse Employee for all ordinary and necessary travel and lodging expenses, in a reasonable amount, that Employee incurs in the course of his employment for the Company, including without limitation airfares, lodging, rental car charges and operation costs, meals and other related expenses incurred by Employee in commuting to, and staying in, Indianapolis (or in connection with other business-related travel).

     4. Non-Disclosure. Employee acknowledges that during the course of Employee's employment by the Company Employee will be creating, making use of, acquiring, and/or adding to confidential information relating to the business and affairs of the ATA Companies, which information will include, without limitation, business and operational plans and strategies, information relating to business and contractual relationships, financial data, and personnel information. Employee covenants and agrees that Employee shall not, at any time during Employee's employment with the Company, or thereafter, directly or indirectly, use, divulge or disclose for any purpose whatsoever any of the ATA Companies' confidential information or trade secrets, except in the course of Employee's work pursuant to this Agreement. Upon the termination of Employee's employment with the Company, or at the Company's request, Employee shall immediately deliver to the Company any and all records, documents, or electronic data (in whatever form or media), and all copies thereof, in Employee's possession or under Employee's control, whether prepared by Employee or others, containing confidential information or trade secrets relating to all or any of the ATA Companies. Employee acknowledges and agrees that his obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason.

     5. Assignment. This Agreement and the parties' respective rights and obligations under this Agreement may not be assigned or delegated by either party without the written consent of the other party.

     6. Notice. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the notice address shown below his or its signature at the foot of this Agreement, unless the party notifies the other party in writing of a change of address: A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective one
(1) day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective two (2) days after it is deposited with the postal authority.

     7. Miscellaneous.

     7.1. Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

     7.2. Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by Employee and a duly authorized officer of the Company.

     7.3. Tax Withholding. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     7.4. Employment Policies. Employee agrees to abide by any employment rules or policies applicable to the Company's employees generally that Company currently has or may adopt, amend or implement from time to time during Employee's employment with the Company.

     7.5. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     7.6. Governing Law; Choice of Forum. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state's choice-of-law or conflicts-of-law rules to the contrary.

     8. Indemnification.

     (a) The Company shall indemnify Employee against all Liability and Expense that may be incurred by him in connection with or resulting from any Claim to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), or otherwise consistent with the public policy of the State of Indiana. In furtherance of the foregoing, and not by way of limitation, Employee shall be indemnified by the Company against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim, (1) if Employee is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if Employee is determined, as provided in either subsection (e) or (f) below, to have acted in good faith, in what he reasonably believed to be the best interests of the Company or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that Employee did not meet the standards of conduct set forth in clause (2) of this subsection (a).

     (b) The term "Claim" as used in this Section shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Company or any other Company or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which Employee may become involved, as a party or otherwise:

               (1) by reason of his or her being or having been an officer or employee of the Company, or

               (2) by reason of any action taken or not taken by him in his capacity as an officer or employee of the Company, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.

     (c) The terms "Liability" and "Expense" as used in this Section shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of Employee.

     (d) The term "Wholly Successful" as used in this Section shall mean (1) termination of any Claim, whether on the merits or otherwise, against Employee in question without any finding of liability or guilt against him, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

     (e) If Employee is claiming indemnification hereunder (other than if Employee has been Wholly Successful with respect to any Claim), Employee shall be entitled to indemnification (1) if special independent legal counsel, which may be regular counsel of the Company, or other disinterested person or persons, in either case selected by the Board of Directors of the Company (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Company a written finding that Employee has met the standards of conduct set forth in subsection (a)(2) above, and (2) if the Board of Directors of the Company, acting upon such written finding, so determines. The Board of Directors shall, if Employee is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of Employee's Expenses. Employee shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which Employee relies for indemnification. The Company shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee's findings that are within the possession or control of the Company.

     (f) If Employee is claiming indemnification pursuant to subsection (e) above is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under) within a reasonable amount of time following a written request of Employee for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under subsection (e) above within a reasonable amount of time following the selection of a Referee, Employee may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against Employee. On receipt of an application, the court, after giving notice to the Company and giving the Company opportunity to present to the court any information or evidence relating to the claim for indemnification that the Company deems appropriate, may order indemnification if it determines that Employee is entitled to indemnification with respect to the Claim because Employee met the standards of conduct set forth in subsection (a)(2) above. If the court determines that Employee is entitled to indemnification, the court shall also determine the reasonableness of Employee's Expenses.

     (g) Expenses incurred by Employee in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim promptly as they are incurred upon receipt of an undertaking by or on behalf of Employee to repay such amount if he is determined not to be entitled to indemnification.

     (h) The rights of indemnification and advancement of Expenses provided in this Section shall be in addition to any rights to which Employee may otherwise be entitled.

     (i) The provisions of this Section shall be applicable to Claims made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after the date of this Agreement.

     (j) If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Employee as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

     IN WITNESS WHEREOF, Employee and the Company have executed this Agreement, intending it to be effective as of the Effective Date.

                                     ATA AIRLINES, INC.


                                    By:       /s/J. George Mikelsons
                                              J. George Mikelsons, Chairman

                                    Address for Notices to Company:
                                             ATA Airlines, Inc.
                                             7337 West Washington Street
                                             P.O. Box 51609
                                             Indianapolis, Indiana  46231-1300
                                             Attention:  Brian Hunt,
                                             Senior Vice President and
                                             General Counsel



                                     /s/ John Denison
                                      John Denison, for himself

                                      Address for Notices to Employee:
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